As filed with the Securities and Exchange Commission on June 26, 1998.

                                              Registration No. 333-________




             SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C.   20549
                        _________

                           FORM S-8
                  REGISTRATION STATEMENT
                           under
                  THE SECURITIES ACT OF 1933

                       __________

                       CEANIC CORPORATION
  (Exact name of registrant as specified in its charter)




 Louisiana                             72-0918249
(State or other jurisdiction         (I.R.S. Employer
of incorporation or organization)    Identification No.)

                      900 Town & Country Lane
                            Suite 400
                      Houston, Texas 77024
                 (Address, including zip code, of
             registrant's principal  executive offices)

    Ceanic  Corporation  Amended  and  Restated Incentive
                          Compensation Plan
                      (Full title of the plan)


                             __________

                         Kevin C. Peterson
                 President and Chief Executive Officer
                   900 Town & Country Lane, Suite 400
                         Houston, Texas 77024
                           (713) 430-1100
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              Copy to:
                         Margaret F. Murphy
      Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
                       201 St. Charles Avenue
                  New Orleans, Louisiana 70170-5100




                    CALCULATION OF REGISTRATION FEE




==============================================================================================
          Amount      Proposed maximum  Proposed maximum    Amount of         Amount of
Title of Securities       to be          offering price     aggregate        registration
  to be registered    registered<F1>       per unit       offering price          fee
----------------------------------------------------------------------------------------------
Common Stock
(no par value per     376,750 shares      $15.56<F2>        $5,862,230<F2>     $ 1,729.36
share)                 10,000 shares       12.06<F2>           120,600<F2>          35.58
                        4,000 shares       10.50<F2>            42,000<F2>          12.39
                       16,000 shares        9.75<F2>           156,000<F2>          46.02
                        4,000 shares      14.438<F2>            57,752<F2>          17.04
                        8,000 shares       14.75<F2>           118,000<F2>          34.81
                       10,000 shares       15.00<F2>           150,000<F2>          44.25
                       18,000 shares       15.50<F2>           279,000<F2>          82.31
                        4,000 shares      14.875<F2>            59,500<F2>          17.56
                        8,000 shares      14.8125<F2>          118,500<F2>          34.96
                       41,250 shares      17.94<F3>            740,025<F3>         218.31
                       ______________     ___________         _____________    ____________
                      500,000 shares                        $7,703,607          $2,272.57
                      ===============                         =============    ============
================================================================================================
<F1>  500,000  shares  were  previously  registered  on  Form  S-8
      Registration Statement No. 33-66702  and 700,000 shares were previously registered on Form S-8 Registration Statement No.
      333-31401 for issuance through this plan,  formerly known as
      the   American   Oilfield   Divers,   Inc.   1993  Incentive
      Compensation  Plan.  Upon a stock split, stock  dividend  or
      similar  transaction   in   the   future   and   during  the
      effectiveness   of  this  Registration  Statement  involving
      Common Stock of the Company, the number of shares registered shall be automatically  increased  to  cover  the additional shares  in accordance with Rule 416(a) under the  Securities
      Act of 1933.
<F2>  Calculated  based  upon  the  exercise  price  of  currently outstanding stock options, in accordance with Rule 457.
<F3>  Estimated   solely   for  the  purpose  of  calculating  the
      registration  fee  pursuant   to   Rule   457(c)  under  the
      Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on  The Nasdaq Stock
      Market on June 22, 1998.

                                   PART II

INFORMATION    REQUIRED   IN   THE   REGISTRATION   STATEMENT

Item 3.Incorporation of Documents by Reference.

      The  following  documents,   which  have  been  filed  by
American  Oilfield  Divers,  Inc.  (the   "Company")  with  the
Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

      (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed pursuant to Section
13 of the Securities Exchange Act of 1934 (the "1934 Act");

      (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

      (c)   The  Company's  Current  Report  on  Form 8-K dated
February 24, 1998;

      (d)   The Company's Current Report on Form 8-K  dated May
14, 1998;

      (e) All other reports filed by the Company with the Commission pursuant to Section 13 of the 1934 Act since
December 31, 1997; and

      (f) The description of the Company's Common Stock included in Item 1 of the Company's Registration Statement on Form 8-A dated July 1, 1993 (File No. 0-22032) filed July 6, 1993 pursuant to Section 13 of the 1934 Act by incorporation by reference from pages 40 through 44 of the Company's Registration Statement on Form S-1 (Registration No. 33-63910).

      All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.Description of Securities.

      Not applicable.

      Item 5.Interests of Named Experts and Counsel.

      Not applicable.

      Item 6.Indemnification of Directors and Officers.

      The  Louisiana  Business  Corporation  Law (the  "LBCL"),
Section 83, gives Louisiana corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers; subject to specific conditions and exclusions gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes Louisiana corporations to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, authorization of shareholders or otherwise.

      The Company's By-laws make mandatory the indemnification of directors and officers permitted by the LBCL. The standard to be applied in evaluating any claim for indemnification (excluding claims for expenses incurred in connection with the successful defense of any proceeding or matter therein for which indemnification is mandatory without reference to any such standard) is whether the claimant acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interests of the Company. With respect to any criminal action or proceeding, the standard is that the claimant had no reasonable cause to believe the conduct was unlawful. No indemnification is permitted in respect of any claim, issue or matter as to which a director or officer shall have been adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct or to have obtained an improper personal benefit, unless, and only to the extent that the court shall determine upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

      The Company maintains liability policies to indemnify its officers and directors against loss arising from claims by reason of their legal liability for acts as officers and directors, subject to limitations and conditions to be set forth in the policies.

      Each of the Company's directors and executive officers has entered into an indemnity agreement with the Company, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors' and officers' liability insurance. The agreements also provide that the Company will indemnify the directors and executive officers against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director or executive officer by reason of his position as director or officer that are in excess of the coverage provided by any such insurance, provided that the director or officer meets certain standards of conduct. Under the indemnity agreements, the Company is not required to purchase and maintain directors' and officers' liability insurance if it is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from the insurance.

Item 7.Exemption From Registration Claimed.

      Not applicable.

      Item 8.Exhibits.

      5     Opinion  of  Jones,  Walker,  Waechter,  Poitevent,
            Carrere & Denegre, L.L.P.

      23.1  Consent of Price Waterhouse LLP.

      23.2  Consent  of  Jones,  Walker,  Waechter,  Poitevent,
            Carrere & Denegre, L.L.P. (included in Exhibit 5).

Item 9.Undertakings.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 24, 1998.

                                          CEANIC CORPORATION

                                   By: /s/ Kevin C. Peterson
                                       ------------------------
                                           Kevin C. Peterson
                                           President   and
                                           Chief Executive
                                              Officer


                              POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Kevin C. Peterson, Bradley M. Parro and Quinn J. Hebert, and each of them acting individually, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                        Title                       Date

/s/ George C. Yax          Director and Chairman of the    June 23, 1998
------------------------
    George C. Yax


/s/ Kevin C. Peterson        Director, President and       June 23, 1998
------------------------     Chief Executive Officer
Kevin C. Peterson           (Principal Executive Officer)


/s/ Stephen A. Lasher              Director                June 23, 1998
------------------------
Stephen A. Lasher


/s/ William C. O'Malley            Director                June 23, 1998
-----------------------
William C. O'Malley


/s/ Bradley M. Parro     Vice President - Finance and      June 23, 1998
------------------------   Chief Financial Officer
Bradley M. Parro         (Principal Financial Officer and
                           Principal Accounting Officer)